EXHIBIT 10.1

SUMMA INDUSTRIES

SERIES A PREFERRED STOCK & COMMON STOCK REPURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK & COMMON STOCK REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 3, 2004, by and among Summa Industries, a Delaware corporation (the “Company”), and the parties listed on the Schedule of Investors attached hereto as Exhibit A (each, an “Investor” and collectively, “Investors”).

WHEREAS, on December 14, 2001, the Company issued and sold an aggregate of 5,000 shares of its Series A Preferred Stock, $.001 par value (the “Preferred Shares”), to Investors in the amounts for each set forth on the Schedule of Investors attached hereto as Exhibit A;

WHEREAS, from time to time prior to the date hereof, Investors have purchased shares of the Company’s Common Stock, $.001 par value, in the open market and now hold an aggregate of 452,856 shares (the “Common Shares”), in the amounts for each set forth on the Schedule of Investors attached hereto as Exhibit A; and

WHEREAS, Investors desire to sell to the Company, and the Company desires to repurchase from Investors, the Preferred Shares and the Common Shares (collectively, the “Shares”) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions set forth in this Agreement, the parties hereto agree as follows:

1.                                       Sale & Repurchase of the Shares.

1.1                                 Sale & Repurchase.  Subject to the terms and conditions hereof, each Investor agrees, jointly and severally, to sell to the Company, and the Company agrees to repurchase from each such Investor at the Closing (as defined in Section 1.4), the number of Shares set forth opposite the name of such Investor on the Schedule of Investors attached hereto as Exhibit A.

1.2                                 Repurchase Price.

(a)                                  Preferred Shares.  The repurchase price for the Preferred Shares shall be equal to the value determined on the Closing Date (as defined by Section 1.4) by application of that certain accretion formula set forth in Section 3(b)(ii) of the Certificate of Designations for the Series A Preferred Stock filed by the Company with the Secretary of State of the State of Delaware (the “Certificate of Designations”).  For example, assuming a Closing Date of April 30, 2004, the aggregate repurchase price for the Preferred Shares would equal Six Million Five Hundred Forty-Six Thousand Five Hundred Eighty Dollars ($6,546,580.00).

(b)                                 Common Shares.   The repurchase price for the Common Shares shall be equal to ninety-two percent (92%) of the average of the high and low trading price reported by Nasdaq for the Common Shares on the Closing Date (or on the latest prior trading date if there is no trading of Common Stock on the Closing Date).  For example, assuming high and low trading prices of $8.95 and $8.75 on the Closing Date, the aggregate repurchase price for the Common Shares would equal Three Million Six Hundred Eighty-seven Thousand One Hundred Fifty-four ($3,687,154.00).

1.3                                 Payment of Repurchase Price.  At Closing, the Company shall execute and deliver to each Investor one Subordinated Promissory Note in the form attached hereto as Exhibit B (each, a “Note” and collectively, the “Notes”) in consideration for such Investor’s sale and transfer of the Shares.

1.4                                 Closing.  The closing of the sale and repurchase of the Shares shall take place as soon as practicable at the offices of the Company, One Park Plaza, Suite 600, Irvine, California, simultaneously with the execution and delivery of this Agreement and the Notes (the “Closing Date”), at 2:00 p.m., or at such other time and place as the parties may agree (the “Closing”).  No party shall have any obligation to consummate the Closing contemplated herein prior to the execution and delivery by such party of this Agreement.

1.5                                 Deliveries.  Subject to the terms of this Agreement, at the Closing:

 (a)                               The Company will execute and deliver to each Investor (i) an original of this Agreement, and (ii) a Note representing the purchase price due to such Investor based on the number of Shares set forth opposite the name of such Investor on the Schedule of Investors attached hereto as Exhibit A.

(b)                                 Each Investor will execute and deliver to the Company (i) an original of this Agreement, and (ii) a Note.  In addition, each Investor shall deliver the Shares set forth opposite the name of such Investor on the Schedule of Investors attached hereto as Exhibit A, duly endorsed for valid transfer to the Company.

1.6                                 Amendment of Certificate of Designations.  Immediately prior to the Closing, the Company shall file an amendment to Section 3(b)(ii) of the Certificate of Designations in the form attached hereto as Exhibit C to permit the repurchase by the Company of the Preferred Shares as contemplated hereby.

2.                                       Representations and Warranties of the Company.  The Company  hereby represents and warrants to each Investor that:

2.1                                 Organization; Standing and Power.  The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as presently conducted, and (c) has all requisite corporate power and authority to execute and deliver, and perform all of its obligations under this Agreement and the Notes.

2.2                                 Authorization; No Conflict and Binding Obligation.

(a)                                  The execution and delivery by the Company of this Agreement and the Notes, the performance of the Company’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including the issuance and delivery of the Notes) have been duly authorized by all necessary corporate action on the part of the Company, and will not, either prior to or as a result of the consummation of the transactions contemplated by this Agreement: (i) violate any law or any governmental rule or regulation applicable to the Company, any provision of the certificate of incorporation or bylaws of the Company, or any contract, indenture, agreement or other instrument to which the Company is a party, or by which the Company or any of its assets or properties are bound or (ii) be in conflict with, result in a breach of, or constitute (after the giving of notice or lapse of time or both) a default under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of the Company pursuant to the provisions of any contract, indenture, agreement or other instrument to which the Company is a party or by which its assets or property is bound, except where such violation, conflict, breach or default likely would not have, individually or in the aggregate, a material adverse effect, or where prior consent has been obtained.  The Company is not required to obtain any approval, consent or authorization from, or to file any declaration or statement with, any governmental instrumentality or agency in connection with or as a condition to the execution, delivery or performance of this Agreement (including the issuance and delivery of the Notes), other than (i) approval of the Board of Directors of the Company, which has been obtained, and (ii) the filing of a Form 8-K with the Securities and Exchange Commission (“SEC”).  No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the Notes and the consummation of the transactions contemplated hereby and thereby. All consents necessary for the Company to perform its respective obligations hereunder have been obtained.

(b)                                 The Agreement and the Notes have been duly executed and delivered by the Company, and each of the Agreement and the Notes is the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

2.3                                 Financial Statements.  The financial statements of the Company included in its filings with the SEC since August 31, 2003 (a) complied as of their respective dates of filing with the SEC in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) have been prepared (i) in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Regulation S-X promulgated by the SEC), (ii) on a consistent basis for all periods presented (except as may be indicated in the notes thereto), and (iii) in accordance with the books and records of the Company, (c) are complete and correct in all material respects, and (d) fairly present in all material respects the financial condition of the Company as at such dates, and the results of operations and cash flows for the periods stated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

2.4                                 No Material Adverse Change.  Since February 29, 2004, there has not been:

(a)                                  any changes in the assets, liabilities, financial condition or operations of the Company from that reflected in the financial statements which has had or would be reasonably expected to have a Material Adverse Effect;

(b)                                 any material change, except in the ordinary course of business, in the contingent obligations of the Company whether by way of guarantee, endorsement, indemnity, warranty or otherwise; or

(c)                                  any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect.

2.5                                 SEC Reports.  The Company has timely filed all SEC Reports with the SEC since August 31, 2003.  The Company has made available to the Investors true and complete copies of the SEC Reports.  As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Reports.  None of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading as of their respective filing dates, except to the extent corrected by a subsequently filed SEC Report.  Since February 29, 2004, there has not been any material change from the information filed in the most recent SEC Report that would have been required to be filed therein if occurring prior to or on such date, excluding all information relating in any manner to the financial performance of the Company since such date.

2.6                                 No Integrated Offering.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the Notes to the Investors.  The issuance of the Notes to the Investors will not be integrated with any past issuance of the Company’s securities for purposes of the Securities Act or any applicable rules of Nasdaq.

2.7                                 Investment Company.  The Company is not, and after consummation of the sale of the Notes will not be, an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for an investment company, or, to its knowledge, a company “controlled by” an “investment company” (other than any Investor) within the meaning of the Investment Company Act of 1940, as amended.

2.8                                                                                 Insurance.  The Company maintains and will continue to maintain insurance of the types and in the amounts that the Company reasonably believes is prudent and adequate for its business, all of which insurance is in full force and effect.

2.9                                                                                 Not Active in Market.  From and after April 23, 2004, neither the Company nor any of its representatives has purchased or sold, directly or indirectly, in the public marketplace or otherwise, any Common Stock of the Company.

3.                                       Representations and Warranties of each Investor.  Investors, jointly and severally, represent and warrant to the Company that:

3.1                                 Ownership of Shares.   Each Investor owns, beneficially and of record, the Shares set forth opposite the name of such Investor on the Schedule of Investors attached hereto as Exhibit A, free and clear of all liens, pledges, charges, claims, equities, restrictions or encumbrances whatsoever, and each Investor has and will have the full right, power and authority to sell, transfer and deliver the Shares to the Company at the Closing.  Upon delivery of the Shares to the Company at the Closing and upon receipt by Investors of the Purchase Price, good and valid title to the Shares will pass to the Company free and clear of all liens, pledges, charges, claims, equities, restrictions and encumbrances.  The sale by each Investor of the Shares does not constitute a breach or violation of, or default under, any will, deed, trust, agreement or other instrument of any kind, whether written or oral, by which each Investor is bound.

3.2                                 Organization.  Each Investor is a limited partnership duly organized, validly existing and in good standing in the jurisdiction of its formation.  Each Investor has all requisite power and authority to execute, deliver and perform all of its obligations of this Agreement and the Notes.

3.3                                 Authorization; No Conflict; and Binding Effect.

(a)                                  The execution and delivery of this Agreement and the Notes, the performance of each Investor’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all necessary action on the part of each Investor and will not, either prior to or as a result of the consummation of the transactions contemplated by this Agreement: (i) violate any law or any governmental rule or regulation applicable to the Investor, any provision of the organizational documents of the Investor, or any contract, indenture, agreement or other instrument to which the Investor is a party, or by which the Investor or any of its assets or properties are bound, or (ii) be in conflict with, result in a breach of, or constitute (after the giving of notice or lapse of time or both) a default under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of the Investor pursuant to the provisions of any contract, indenture, agreement or other instrument to which the Investor is a party or by which its assets or property is bound, except where such violation, conflict, breach or default likely would not have, individually or in the aggregate, a material adverse effect on the financial condition, business, operations, assets or results of operations of the Investor.  Each Investor has obtained any approval, consent or authorization from, and filed any declaration or statement with, any governmental instrumentality or agency required in connection with or as a condition to the execution, delivery or performance of this Agreement, excluding any filings not required until after Closing.  No other action on the part of each Investor is necessary to authorize the execution, delivery and performance of this Agreement and the Notes and the consummation of the transactions contemplated hereby and thereby.

(b)                                 Upon the execution and delivery by each Investor, this Agreement and the Notes shall constitute the legal, valid and binding obligations of each Investor enforceable against the Investor in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or other laws relating to or limited creditors’ rights generally or by equitable principles relating to enforceability.

3.4                                 Investment Intent.  Each Investor is acquiring the Note pursuant to this Agreement with its own funds for its own account and not as a nominee or agent for the account of any other person.  No other person has any interest, beneficial or otherwise, in the Note to be purchased by the Investor.  Except as provided herein, the Investor is not obligated to transfer the Note to any other person, nor does the Investor have any agreement or understanding with any other person to do so.  The Investor is purchasing Note for investment purposes and not with a present view to the sale or distribution, by public or private sale or other disposition, and the Investor has no present intention of selling, granting any participation in or otherwise distributing or disposing the Note.  The Investor further represents that the Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or any third person, with respect to the Note. Notwithstanding the foregoing, the disposition of the Investor’s property shall be at all times within the Investor’s own control, and the Investor’s right to sell or otherwise dispose of the Note purchased by it pursuant to an effective registration statement under the Securities Act or under an exemption under the Securities Act shall not be prejudiced. Nothing herein shall prevent the distribution of any Note to any member, partner or stockholder, former member, partner or stockholder of the Investor in compliance with the Securities Act and applicable state “blue sky” laws.

 3.5                              No Public Offering.  Each Investor is able to bear the economic risk of its investment in the Note.  Each Investor is aware that the Note has not been, and when issued will not be, registered under the Securities Act or registered or qualified under any state securities law.  Each Investor understands that the Company’s reliance on such exemption from registration is predicated on the Investors’ representations set forth herein.

3.6                                 Notes may be “Restricted Securities”. The Investor understands that the Notes may be “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act and, accordingly, that the Notes may not be sold, transferred or otherwise disposed of and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

3.7                                 Accredited Investor.  Each Investor has been advised or is aware of the provisions of Regulation D under the Securities Act relating to the accreditation of investors, and the Investor is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

3.8                                 Sophistication of Investors.  Each Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the investment contemplated by this Agreement and has the capacity to protect its own interests.  Each Investor acknowledges that investment in the Notes is highly speculative and involves a substantial and high degree of risk of loss of the Investor’s entire investment.  The Investor has adequate means of providing for current and anticipated financial needs and contingencies, is able to bear the economic risk of the investment for an indefinite period of time and has no need for liquidity of the investment in the Notes and could afford a complete loss of such investment.

3.9                                 Not Active in Market.  From and after April 23, 2004, neither any Investor nor any Investor representative has purchased or sold, directly or indirectly, in the public marketplace or otherwise, any Common Stock of the Company.

4.                                       Certain Covenants and Agreements.

4.1                                 Efforts.  Each of the Company and each Investor shall cooperate and use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

4.2                                 No Integration.  The Company will not make any offers or sales of any security under circumstances that would cause the offering of the Notes to be integrated with any other offering of securities by the Company.

4.3                                 Limitation on Debt Funding.  Until such time as the Notes are paid in full, the Company shall not raise additional debt funding for any reason which shall be senior or equivalent in liquidation preference to the Notes if the resulting Net Debt (as defined below) of the Company after any such funding would be in excess of four and one half (4.5) times the Company’s trailing four-quarters’ EBITDA, including the pro forma EBITDA of any acquired entities.  As used herein, “EBITDA” shall mean earnings before interest, income taxes, depreciation and amortization, and “Net Debt” shall mean the aggregate amount owed and/or payable by the Company in respect of any loans, notes, bonds, debentures and mortgages, which (i) is senior or equivalent in liquidation preference to the Notes, or (ii) if junior in liquidation preference to the Notes, to the extent such is due prior to September 5, 2006, plus aggregate indebtedness outstanding under the Notes, less cash and cash equivalents.

4.4                                 Registration.  If the Company registers any debt securities similar to the Notes, then the Company, in its sole discretion, may include the Notes in any such registration.

4.5                                 SPA; Warrants; Certificate of Designations.   Investors acknowledge and agree that any and all of their rights of any kind under or pursuant to that certain Series A Preferred Stock Purchase Agreement dated December 14, 2001 among Investors and the Company shall terminate at Closing.  The Company previously authorized the issuance to Investors of warrants to purchase shares of the Company’s common stock (the “Warrants”) if and only if the Company’s ratios triggered such an issuance.  Investors acknowledge and agree that no such Warrants have been nor should have been issued.  Investors acknowledge and agree that the Company may terminate the Certificate of Designations at any time following the Closing, and that Investors shall have no rights of any kind under or pursuant to the Certificate of Designations after Closing.

4.6                                 Third Party Indemnity.  Each party (the “Indemnifying Party”) agrees to indemnify and hold harmless the other parties, their affiliates, and their respective directors, officers, employees, agents and assigns (collectively, the Indemnified Party”), from and against any and all liabilities, obligations, losses, damages, claims and expenses (including reasonable attorney’s fees) incurred by, imposed on, borne by or asserted against any Indemnified Party in any way relating to, arising out of or resulting from claims by third parties based on any inaccuracy in or the breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Indemnifying Party in this Agreement or in any Note; provided that, the Indemnifying Party shall have received timely written notice of such claim or demand (it being understood and agreed that any failure to receive timely notice from any Indemnified Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party is prejudiced by such failure).  The Indemnifying Party shall defend against such claim or demand at its sole expense and through counsel of its own choosing and shall give written notice confirming its assumption of the defense within twenty (20) days of the receipt of the notice referred to above.  The Indemnified Parties shall fully cooperate in the defense of such claim or demand, at the Indemnifying Party’s expense, and shall, among other things, make available to the indemnifying party or its counsel pertinent information and personnel under their control relating thereto.  The Indemnifying Party shall have the right in its sole discretion to enter into any judgment or proposed settlement that involves only the payment of money damages and does not impose any injunction or other equitable or conduct relief upon any Indemnified Party or its assets.

5.                                       Miscellaneous.

5.1                                 Public Statements or Press Releases.  None of the parties to this Agreement shall make, issue, or release any announcement, whether to the public generally, or to any of its suppliers or customers, with respect to this Agreement or the Notes or the transactions provided for herein or therein, or make any statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of the other parties, which shall not be unreasonably withheld or delayed, provided, that (a) nothing in this Section shall prevent any of the parties hereto from making such public announcements as it may consider necessary in order to satisfy its legal obligations, but to the extent not inconsistent with such obligations, it shall provide the other parties with an opportunity to review and comment on any proposed public announcement before it is made, and (b) announcements, information and disclosures made by any Investor in any of its investor letters to limited partners after the Closing Date are excluded from the prohibitions of this Section 5.1.

5.2                                 Survival of Warranties.  The representations and warranties of the Company and each Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of the later of (a) three (3) years, or (b) such time as all obligations due under the Notes have been paid in full.

5.3                                 Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors.  Any amendment or waiver effective in accordance with this Section shall be binding upon each Investor and its representatives, successors and permitted assigns, and the Company and its representatives, successors and permitted assigns.

5.4                                 Notices.  Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally or transmitted by facsimile transmission, three (3) days after being mailed by first class mail, or the next business day after being deposited for next-day delivery with a nationally recognized, receipted, overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice at the address(es) specified on the signature page of this Agreement for the Company and each Investor (or at such other address as shall be specified by like notice).

5.5                                 Entire Agreement.  This Agreement (including the Exhibits and the Notes) contains the entire agreement of the parties and supersede all prior negotiations, correspondence, term sheets, agreements and understandings, written and oral, between or among the parties regarding the subject matter hereof.

5.6                                 Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the respective heirs, representatives, successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective heirs, representatives, successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.7                                 Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, such provision shall be replaced with a provision that accomplishes, to the extent possible, the original business purpose of such provision in a valid and enforceable manner, and the balance of the Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms.

5.8                                 Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the law of the State of California, without regard to that state’s conflict of laws principles.

5.9                                 Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.10                           Interpretation.  This Agreement shall be construed according to its fair language.  The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

5.11                           Further Assurances.  Each party shall execute such other and further certificates, instruments and other documents as may be reasonably necessary and proper to implement, complete and perfect the transactions contemplated by this Agreement.

5.12                           Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which together shall be considered one and the same agreement.  Signatures submitted via facsimile shall be deemed originals for all purposes.

5.13                           Assignment.  No party shall assign this Agreement or any rights hereunder or delegate any duties hereunder without the prior written consent of the other parties.  Any attempted or purported assignment or delegation in violation of the preceding sentence shall be void.  Notwithstanding the foregoing, a change in control of the Company shall not be deemed an assignment, and the Company may merge with or sell itself to any third party in its sole and absolute discretion.

5.14                           Expenses.  Whether or not the transactions contemplated hereby are consummated, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

5.15                           Consent to Jurisdiction: Forum Selection.  The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the Federal or state courts located in the County of Los Angeles, State of California.  The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than those specified in this section.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this section, and stipulates that the Federal and state courts located in the County of Los Angeles, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Agreement.  Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 5.4 of this Agreement for the giving of notice.  Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

5.16                           California Corporate Securities Law.  THE SALE OF SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY

SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE.  THE RIGHTS TO ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

THE COMPANY

SUMMA INDUSTRIES

By:	/s/Trygve M. Thoresen
Print Name:	Trygve M. Thoresen
Title:	Vice President & Secretary
Address:	21250 Hawthorne Blvd., Suite 500
Torrance, CA 90503
Fax:	(310) 792-7079

THE INVESTORS:

STADIUM CAPITAL PARTNERS, L.P.

By:	Stadium Capital Management, LLC, General Partner

By:	/s/ Bradley R. Kent
Print Name:	Bradley R. Kent
Title:	Managing Director
Address:	19875 Village Office Court
Bend, OR 97702
Fax:	(541) 322-0604

STADIUM SEPARATE I, L.P.

By:	Stadium Capital Management, LLC, General Partner

By:	s/ Bradley R. Kent
Print Name:	Bradley R. Kent
Title:	Managing Director
Address:	19875 Village Office Court
Bend, OR 97702
Fax:	(541) 322-0604

STADIUM RELATIVE VALUE PARTNERS, L.P.

By:	Stadium Capital Management, LLC, General Partner

By:	s/ Bradley R. Kent
Print Name:	Bradley R. Kent
Title:	Managing Director
Address:	19875 Village Office Court
Bend, OR 97702
Fax:	(541) 322-0604

EXHIBIT A

Schedule of Investors

Investor	Series A Preferred Stock	Common Stock
Stadium Capital Partners, L.P.	4,096	381,907
Stadium Separate I, L.P.	576	49,200
Stadium Relative Value Partners, L.P.	328	21,749

TOTAL SHARES:	5,000	452,856

EXHIBIT B

Form of Subordinated Promissory Note

No.

SUBORDINATED PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE NOTE UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND, IN ANY CASE, SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN SUBORDINATION AGREEMENT WITH WELLS FARGO BANK, NATIONAL ASSOCIATION, OF EVEN DATE HEREWITH.

$ .00	May , 2004
Torrance, California

THIS SUBORDINATED PROMISSORY NOTE (this “Note”) is made and entered into as of the date above by and between Summa Industries, a Delaware corporation (“Maker”), and Stadium                         L.P., a                       limited partnership (“Payee”).

RECITALS

WHEREAS, on December 14, 2001, Maker issued and sold an aggregate of 5,000 shares of its Series A Preferred Stock, $.001 par value (the “Preferred Shares”), to Payee and two related parties (collectively, “Investors”) in the amounts for each set forth in that certain Series A Preferred Stock Purchase Agreement dated December 14, 2001 by and among Maker and Investors (the “Stock Purchase Agreement”), including                 Preferred Shares held by Payee;

WHEREAS, from time to time prior to the date hereof, Investors have purchased shares of the Company’s Common Stock, $.001 par value, in the open market and now hold an aggregate of 452,856 shares (the “Common Shares”), including                     Common Shares held by Payee; and

WHEREAS, simultaneously with the execution and delivery hereof, Maker and Investors have executed and delivered that certain Series A Preferred Stock & Common Stock Repurchase Agreement (the “Repurchase Agreement”) providing for, among other things, the repurchase by Maker of all the Preferred Shares and the Common Shares (collectively, the “Shares”) from Investors on the terms set forth therein and herein (the “Repurchase”); and

WHEREAS, in connection with the Repurchase, Maker has agreed to issue this Note to Payee, and similar notes to the other Investors (collectively, the “Notes”), in consideration for the Shares.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.                                       Promise to Pay. Maker promises to pay to the order of  Payee, at Bend, Oregon, or at such other place as Payee may designate and so notify Maker, the principal sum of                                                                                                               DOLLARS ($                 .00), with simple interest thereon from the date hereof through September 5, 2006.  Unless sooner due as hereinafter provided, but subject in all events to the provisions of Section 2 below, principal and interest shall be due and payable as follows:

(a)                                  Interest Payments.  Interest on the unpaid principal balance shall accrue daily and be due and payable in arrears on a monthly basis on the last day of each full or partial calendar month until all principal and accrued but unpaid interest due and payable hereunder has been paid in full.

(b)                                 Interest Rates.  Subject to Section 1(e), this Note shall bear interest on the unpaid principal amount hereof at a rate per annum equal to (i) twelve percent (12%) at any time when the aggregate unpaid principal amount of the Notes is greater than Four Million Dollars ($4,000,000.00), (ii) eight percent (8%) at any time when the aggregate unpaid principal amount of the Notes is equal to or less than Four Million Dollars ($4,000,000.00), and (iii) reduced by an additional one half of one percent (0.5%) for each One Million Dollars ($1,000,000.00) by which the aggregate unpaid principal amount of the Notes is reduced below Four Million Dollars, such that the residual interest rate shall be six and one half percent (6.5%) when the aggregate unpaid principal amount of the Notes is less than One Million Dollars ($1,000,000.00).

(c)                                  Principal Payments. Subject to Sections 1(d) and 4, Principal shall be due and payable on the dates and in the amounts set forth on Schedule 1 attached hereto.  Any payment under this Note, other than prepayments, shall first be applied to interest due and owing at the date of such payment, and whatever remains after the amount of such interest is deducted from such payment shall be applied to the principal balance due hereunder.

(d)                                 Prepayment. Maker shall have the right, without penalty, to prepay the indebtedness represented hereby in part or in full at any time or times during the continuance hereof; provided that, any prepayments will be made on a pro rata basis amongst the Notes based upon remaining principal balances.  Any prepayment pursuant hereto shall first be applied to principal and interest due and owing at the date of such payment, then to the remaining principal balance due hereunder, credited to the earliest due scheduled principal payments as set forth in the maturity schedule in Section 1(c) above.

(e)                                  Default Interest Rate.  If the indebtedness represented hereby is not paid in full at maturity (or earlier upon the acceleration thereof as provided in Section 4 below), it shall thereupon accrue, and Maker hereby expressly agrees to pay as liquidated damages and not as a penalty, interest on the remaining unpaid balance of principal and accrued but unpaid interest at twelve percent (12%) per annum until any and all unpaid principal and interest is paid in full.

(f)                                    Certain Waivers; Nature and Place of Payment. Maker hereby waives demand, presentment for payment, protest, notice of protest, notice of nonpayment and diligence in collecting the indebtedness represented hereby.  All payments due under this Note shall be made by Maker to Payee without set-off or counterclaim, in lawful money of the United States of America in immediately available same day funds.

2.                                       Subordination; Security.

(a)                                  The payment of principal and interest hereunder is expressly subordinated to the full payment of all indebtedness of Maker for money borrowed from commercial banks and other secured lenders, including without limitation Wells Fargo Bank, National Association and affiliates (“Senior Lender”), whether currently outstanding or from time to time incurred hereafter (collectively, the “Senior Debt”). Concurrently with the execution and delivery hereof, if requested, Payee and Senior Lender will enter into a mutually acceptable agreement setting forth in more detail the terms and conditions upon which payments hereunder shall be subordinated to certain Senior Debt.  It is expressly understood, however, that so long as there is no defined event of default or potential event of default under the terms of the Senior Debt, Maker shall make all payments hereunder when due, and may make prepayments of principal hereunder.

(b)                                 This Note is unsecured in all respects.

3.                                       Events of Default.  If any of the following events shall occur (herein individually referred to as an “Event of Default”), Payee may exercise its right to accelerate this Note pursuant to the terms of Section 4:

(a)                                  Failure to Timely Pay.  Default in the payment when due of the principal and/or accrued interest on this Note which continues uncured by Maker for a period of five (5) days after written notice thereof from Payee;

(b)                                 Bankruptcy.  The institution by Maker of proceedings to be adjudicated bankrupt or insolvent, or the consent by Maker to institution of bankruptcy or insolvency proceedings against it or the filing by Maker of a petition or answer or consent seeking reorganization or release under the 11 U.S.C. Section 101, et seq. of the Federal Bankruptcy Code, or any other applicable federal or state law, or the consent by Maker to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official, of Maker, or the making by it of an assignment for the benefit of creditors, or the admission by Maker in writing of its inability to pay its debts generally as they become due;

(c)                                  Indebtedness. The Net Debt (as defined below) of Maker at the end of any fiscal quarter is in excess of five (5.0) times Maker’s trailing four-quarters’ EBITDA, including the pro forma EBITDA of any acquired entities.  As used herein, “EBITDA” shall mean earnings before interest, income taxes, depreciation and amortization, and “Net Debt” shall mean the aggregate amount owed and/or payable by Maker in respect of any loans, notes, bonds, debentures and mortgages, which (i) is senior or equivalent in liquidation preference to this Note, or (ii) if junior in liquidation preference to this Note, to the extent such is due prior to September 5, 2006, plus aggregate indebtedness outstanding under the Notes, less cash and cash equivalents;

(d)                                 Consolidated Financial Statements.  Maker shall fail to make available to Payee (i) internally prepared consolidated quarterly reports of Maker (within 45 days following the end of each fiscal quarter), consisting of consolidated income statements for the preceding calendar quarter and the fiscal year to date, and a consolidated balance sheet as of the end of the calendar quarter, and (ii) annual consolidated financial statements of Maker (within 90 days following the end of each fiscal year), which have been audited by an independent, certified public accounting firm, in all case prepared in accordance with generally accepted accounting principles applied on a basis consistent with that on which the historical financial statements of Maker were most recently prepared prior to the date hereof;

(e)                                  Cross-Default (Repurchase Agreement). There shall have occurred an event which constitutes a breach by Maker of any representation, warranty, covenant or obligation of this Note or of the Repurchase Agreement, which continues uncured by Maker for a period of five (5) days after written notice thereof from Payee; or

(f)                                    Change in Control.  Maker is a party to any sale, merger, reorganization or consolidation with one or more unrelated third party entities, sells all or substantially all of its assets or voting capital stock, or otherwise engages in any transaction which results in a change in control of Maker.

4.                                       Notice of Default; Acceleration Upon Default.  Maker shall notify Payee of any breach of Section 4.3 of the Repurchase Agreement or a default of Section 3(c) of this Note within fifteen (15) business days of the end of any fiscal quarter of Maker in which such breach or default occurred. Upon the occurrence of a default specified in Section 3 above, but subject in all events to the provisions of Section 2 above, the principal amount of all indebtedness then owing hereunder and all unpaid accrued interest thereon shall become immediately due and payable, without notice, presentment or demand of any kind, all of which are expressly waived by Maker.  In such event, Payee may proceed to satisfy such default by enforcing its rights under this Note in any manner provided by law.  The amount involved in the default shall include the costs and expenses, including reasonable attorney’s fees, incurred by Payee in enforcing its rights hereunder.  Payee may exercise all of its rights and remedies concurrently or in such order as it may determine, and the failure of Payee to exercise any rights or remedies it may have upon a default hereunder shall not be deemed a waiver of any rights, or a release of Maker from any obligation hereunder, unless such waiver or release is given in writing by Payee, and, in such event, no such waiver shall be deemed to constitute a waiver of any succeeding default.  In the event that Payee is precluded from enforcing any of its rights hereunder by virtue of the provisions of Section 2 above, and for so long as the restrictions imposed under Section 2 shall continue, Maker shall not incur any new interest bearing indebtedness for borrowed money.  Any accelerated payments shall be made on a pro rata basis amongst the Notes based upon remaining principal balances.

5.                                       Representations.

(a)                                  By Maker.

(i)                                     The execution and delivery by Maker of this Note and the performance of Maker’s obligations hereunder has been duly authorized by all necessary corporate action on the part of Maker, and will not, either prior to or as a result of the consummation of the transactions contemplated by this Note: (i) violate any law or any governmental rule or regulation applicable to Maker, any provision of the certificate of incorporation or bylaws of Maker, or any contract, indenture, agreement or other instrument to which Maker is a party, or by which Maker or any of its assets or properties are bound or (ii) be in conflict with, result in a breach of, or constitute (after the giving of notice or lapse of time or both) a default under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of Maker pursuant to the provisions of any contract, indenture, agreement or other instrument to which Maker is a party or by which its assets or property is bound, except where such violation, conflict, breach or default likely would not have, individually or in the aggregate, a material adverse effect, or where prior consent has been obtained.  No other action on the part of Maker is necessary to authorize the execution, delivery and performance of this Note and the consummation of the transactions contemplated hereby. All consents necessary for Maker to perform its obligations hereunder have been obtained.

(b)                                 By Payee.

(i)                                     By acceptance hereof, Payee acknowledges that (A) this Note is being acquired solely for the Payee’s own account for investment and not with a view toward resale or distribution of any part thereof, and not as a nominee for any other party, and that Payee will not offer, sell or otherwise dispose of this Note except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws; (B) Payee is aware that this Note is not registered under the Act or any state securities or blue sky laws and, as a result, substantial restrictions may exist with respect to the transferability of this Note; (C) Payee is an “accredited investor” as defined by Rule 501(a) of Regulation D of the Securities and Exchange Commission (the “SEC”) and can afford to sustain a total loss on its investment; and (D) Payee has been afforded the opportunity to ask questions of, and receive satisfactory answers from, Maker and its officers and directors, concerning the terms and conditions of this Note.

(ii)                                  By acceptance hereof, Payee acknowledges that it has received and reviewed copies of Maker’s Annual Report on Form 10-K for the fiscal year ended August 31, 2003, Forms 10-Q for the fiscal quarters ended November 30, 2003 and February 29, 2004, Forms 8-K, and recent press releases including, without limitation, one entitled “Summa Provides Third Quarter Outlook” dated April 26, 2004.

(iii)                               The execution and delivery by Payee of this Note in exchange for the Preferred Shares and the Common Shares has been duly authorized by all necessary partnership action on the part of Payee, and will not, either prior to or as a result of the consummation of the transactions contemplated by this Note: (i) violate any law or any governmental rule or regulation applicable to Payee, any provision of the governing documents of Payee, or any contract, indenture, agreement or other instrument to which Payee is a party, or by which Payee or any of its assets or properties are bound or (ii) be in conflict with, result in a breach of, or constitute (after the giving of notice or lapse of time or both) a default under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the property or assets of Payee pursuant to the provisions of any contract, indenture, agreement or other instrument to which Payee is a party or by which its assets or property is bound, except where such violation, conflict, breach or default likely would not have, individually or in the aggregate, a material adverse effect, or where prior consent has been obtained.  No other action on the part of Payee is necessary to authorize the execution, delivery and performance of this Note and the consummation of the transactions contemplated hereby. All consents necessary for Payee to perform its obligations hereunder have been obtained.

6.                                       Miscellaneous.

(a)                                  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service), as follows:

(i) if to Maker:

Summa Industries
21250 Hawthorne Blvd., Suite 500
Torrance, CA 90503
Fax: (310) 792-7079
Attention: James R. Swartwout

(ii) if to Payee:

Stadium , L.P.
19875 Village Office Court, Suite 101
Bend, OR 97702
Fax: (541) 322-0604
Attention: John L. Wellborn Jr.

(b)                                 Usury Savings Clause.  It is expressly understood that in no event, whether by reason of acceleration of maturity of the indebtedness evidenced by this Note or otherwise, shall the amount paid or agreed to be paid to Payee which is deemed interest under applicable law exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), which shall mean the law in effect on the date of this Note, except that if there is a change in such law which results in a higher Maximum Permitted Rate, then this Note shall be governed by such amended law from and after its effective date.  In the event that fulfillment of any provision of this Note, or any document, instrument or agreement providing security for this Note results in the rate of interest charged hereunder being in excess of the Maximum Permitted Rate, that obligation to be fulfilled shall automatically be reduced to eliminate such excess.  If, notwithstanding the foregoing, Payee receives an amount which under applicable law could cause the interest rate hereunder to exceed the Maximum Permitted Rate, the portion thereof which would be excessive shall automatically be applied to and be deemed a prepayment of the unpaid principal balance of this Note and not a payment of interest.

(c)                                  Amendments.  Any term of this Note may be amended only with the written consent of Maker and Payee.  Any amendment effective in accordance with this Section shall be binding upon Payee, his, her or its heirs, representatives or permitted assigns, and Maker and its heirs, representatives and permitted assigns.

(d)                                 Waivers.  Any particular Event of Default as described in Section 3 may be waived only upon the written consent of Payee or the subsequent holder(s) of this Note.  Payee shall not be deemed by any act, omission or commission to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by Payee and then only to the extent specifically set forth in such writing.  A waiver of one event shall not be construed as continuing or a bar to or waiver of any right or remedy with respect to a subsequent event.

(e)                                  Entire Agreement.  This Note, together with the Repurchase Agreement, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings relating to the subject matter hereof.

(f)                                    Successors and Assigns.  Except as restricted elsewhere herein, this Note shall inure to the benefit of and be binding upon the respective heirs, representatives, successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective heirs, representatives, successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Note, except as expressly provided in this Note.

(g)                                 Transferability.  This Note may not be transferred or assigned in any manner without compliance with all applicable federal and state securities laws by the transferor and the transferee, including without limitation the Securities Act of 1933, as amended (the “Act”) and the rules and regulations promulgated thereunder.   Subject to the foregoing, this Note may only be transferred or assigned in full and only to a person or entity who is not in direct competition with Maker and its subsidiaries.

(h)                                 Severability.  If any provision of this Note is held by a court of competent jurisdiction to be unenforceable under applicable law, such provision shall be replaced with a provision that accomplishes, to the extent possible, the original business purpose of such provision in a valid and enforceable manner, and the balance of the Note shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms.

(i)                                     Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the law of the State of California, without regard to that state’s conflict of laws principles.

(j)                                     Counterparts; Facsimile Signatures.  This Note may be executed in any number of counterparts, each of which shall constitute an original, and all of which together shall be considered one and the same agreement.  Signatures submitted via facsimile shall be deemed originals for

(k)                                  Consent to Jurisdiction: Forum Selection.  The parties agree that all actions or proceedings arising in connection with this Note shall be tried and litigated exclusively in the Federal or state courts located in the County of Los Angeles, State of California.  The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Note in any jurisdiction other than those specified in this section.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this section, and stipulates that the Federal and state courts located in the County of Los Angeles, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy or proceeding arising out of or related to this Note.  Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Note, or in the manner set forth in Section 6(a) of this Note for the giving of notice.  Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

IN WITNESS WHEREOF, each of the parties hereto, intending to be legally bound, has caused this Note to be executed and delivered by a duly authorized agent effective as of the date first above written.

Maker:

SUMMA INDUSTRIES, a
Delaware corporation

By:
Print Name:	Trygve M. Thoresen
Title:	Vice President & Secretary

Payee:

STADIUM , L.P., a
limited partnership

By:	Stadium Capital Management, LLC, General Partner
By:
Print Name:	Bradley R. Kent
Title:	Managing Director

Schedule 1

Principal Payments

Date:	Amount Due:

December 5, 2004	$

March 5, 2005

June 5, 2005

September 5, 2005

December 5, 2005

March 5, 2006

June 5, 2006

September 5, 2006

EXHIBIT C

Amendment to Certificate of Designations

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATIONS
OF THE
SERIES A PREFERRED STOCK
OF
SUMMA INDUSTRIES

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned, James R. Swartwout, President of Summa Industries, a Delaware corporation (hereinafter, the “Corporation”), does hereby certify that the following resolutions have been duly adopted by the Board of Directors of this Corporation (the “Board of Directors”):

RESOLVED, that the following two sentences be inserted as the first and second sentences to Section 3(b)(ii) of that certain Certificate of Designations of the Series A Preferred Stock of Summa Industries:

“At any time prior to the third (3rd) anniversary of the Series A Original Issuance Date, by mutual agreement of the Corporation and a majority of the holders of the Series A Preferred Stock, the Corporation may redeem the Series A Preferred Stock then outstanding at the Series A Redemption Price plus a Premium equal to an amount which equals a twelve (12) percent annual increase over the Original Series A Issue Price per share, in cash.  The term “cash” as used in this Section 3(b)(ii) shall be deemed to include promissory notes issued by the Corporation in respect of any cash payment to be made to any holder of Series A Preferred Stock hereunder.”

The foregoing Amendment to the Certificate of Designations of the Series A Preferred Stock of Summa Industries has been duly adopted in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to Certificate of Designations of the Series A Preferred Stock of Summa Industries is executed on this 29th day of April 2004.

SUMMA INDUSTRIES
By:
James R. Swartwout, President

ATTEST:
By:
Trygve M. Thoresen, Secretary